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                                                                  Exhibit (a)(7)

February 22, 2001
New York, New York


FOR IMMEDIATE RELEASE ....
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     Bighorn Associates LLC has extended the expiration date of its offer to purchase units of limited partnership interest in Resource Accrued Mortgage Investors 2, L.P. until 12:00 Midnight, New York City time, on March 6, 2001. Approximately 3,635 Units had been validly tendered pursuant to the offer as of the close of business on February 20, 2001.

     For additional information, please contact us at (888) 448-5554.